Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of iRobot Corporation of our report dated March 12, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in iRobot Corporation’s Annual Report on Form 10-K for the year ended December 28, 2024.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 12, 2025